EXHIBIT 9.3


                      FUND ACCOUNTING SERVICING AGREEMENT

This contract between The Jefferson Fund Group Trust, a Deleware business trust, hereinafter called the "Fund," and Firstar Trust Company, a Wisconsin corporation, hereinafter called "FTC," is entered into on this 16th day of March, 1995.

                                  WITNESSETH:

    WHEREAS, The Jefferson Fund Group Trust is a financial services company providing investment opportunities throug mutual funds to various investors; and

    WHEREAS, the manager has entered into an Investment Advisory Agreement with the Fund (the "Investment Advisory Agreement") whereby manager has agreed to make certain payments and pay certain expenses on behalf of the Fund and portfolios;

    WHEREAS, Firstar Trust Company ("FTC") is in the business of providing, among other things, mutual fund accounting services to investment companies;

    NOW, THEREFORE, the parties do mutually promise and agree as follows:

    1. SERVICES. FTC agrees to provide the following mutual fund accounting services to the Fund:

        A.  Portfolio Accounting Services:

            (1) Maintain portfolio records on a trade date +1 basis using security trade information communicated from the investment manager on a timely basis.

            (2) For each valuation date, obtain prices from a pricing source approved by the Board of Trustees and apply those prices to the portfolio positions. For those securities where market quotations are not readily available, the Board of Trustees shall approve, in good faith, the method for determining the fair value for such securities.

            (3) Identify interest and dividend accrual balances as of each valuation date and calculate gross earnings on investments for the accounting period.

            (4) Determine gain/loss on security sales and identify them as to short-short, short- or long-term status; account for periodic distributions of gains or losses to shareholders and maintain undistributed gain or loss balances as of each valuation date.

        B.  Expense Accrual and Payment Services:

            (1) For each valuation date, calculate the expense accrual amounts as directed by the Fund as to methodology, rate or dollar amount.

            (2) Record payments for Fund expenses upon receipt of written authorization from the Fund.

            (3) Account for fund expenditures and maintain expense accrual balances at the level of accounting detail, as agreed upon by FTC and the Fund.

            (4)  Provide expense accrual and payment reporting.

        C.  Fund Valuation and Financial Reporting Services:

            (1) Account for fund share purchases, sales, exchanges, transfers, dividend reinvestments, and other fund share activity as reported by the transfer agent on a timely basis.

            (2)  Apply equalization accounting as directed by the Fund.

            (3) Determine net investment income (earnings) for the Fund as of each valuation date. Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.

            (4) Maintain a general ledger for the Fund in the form as agreed upon.

            (5) For each day the Fund is open as defined in the prospectus, determine the net asset value of the according to the accounting policies and procedures set forth in the prospectus.

            (6) Calculate per share net asset value, per share net earnings, and other per share amounts reflective of fund operation at such time as required by the nature and characteristics of the Fund.

            (7) Communicate, at an agreed upon time, the per share price for each valuation date to parties as agreed upon from time to time.

            (8) Prepare monthly reports which document the adequacy of accounting detail to support month-end ledger balances.

        D.  Tax Accounting Services:

            (1) Maintain accounting records for the investment portfolio of the Fund to support the tax reporting required for IRS-defined regulated investment companies.

            (2)   Maintain tax lot detail for the investment portfolio.

            (3) Calculate taxable gain/loss on security sales using the tax cost basis designated by the Fund.

            (4) Provide the necessary financial information to support the taxable components of income and capital gains distributions to the transfer agent to support tax reporting to the shareholders.

        E.  Compliance Control Services:

            (1) Support reporting to regulatory bodies and support financial statement preparation by making the fund accounting records available to the Fund, the Securities and Exchange Commission, and the outside auditors.

            (2) Maintain accounting records according to the Investment Company Act of 1940 and regulations provided thereunder.

    2. The Fund reserves the right to override the price(s) of any security valued by FTC's pricing service for any given price date. The Fund shall promptly notify FTC of any such price changes upon receipt by the Fund of that day's Securities Pricing Report. If there is no price available for any given security, the Fund shall provide such price(s) to be manually entered into FTC's Fund Accounting System.

        All pricing changes made by the Fund will be in writing, and must specifically identity the securities to be changed by CUSIP, name of security, new price or rate to be applied, and if applicable, the time period for which the new price(s) is (are) effective.

    3. CHANGES IN ACCOUNTING PROCEDURES. Any resolution passed by the Board of Trustees that affects accounting practices and procedures under this agreement shall be effective upon written receipt and acceptance by the FTC.

    4. CHANGES IN EQUIPMENT, SYSTEMS, SERVICE, ETC. FTC reserves the right to make changes from time to time, as it deems advisable, relating to its services, systems, programs, rules, operating schedules and equipment, so long as such changes do not adversely affect the service provided to the Fund under this Agreement.

    5. COMPENSATION. FTC shall be compensated for providing the services set forth in this Agreement in accordance with the Fee Schedule attached hereto as Exhibit A and as mutually agreed upon and amended from time to time.

    6. PERFORMANCE OF SERVICE. FTC shall exercise reasonable care in the performance of its duties under this Agreement. The Fund agrees to reimburse and make FTC whole for any loss or damages (including reasonable fees and expenses of legal counsel) arising out of or in connection with its actions under this Agreement so long as FTC acts in good faith and is not negligent or guilty of any willful misconduct.

        FTC shall not be liable or responsible for delays or errors occurring by reason of circumstances beyond its control, including acts of civil or military authority, natural or state emergencies, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots or failure of transportation, communication or power supply.

        In the event of a mechanical breakdown beyond its control, FTC shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond FTC's control. FTC will make every reasonable effort to restore any lost or damaged data and the correcting of any errors resulting from such a breakdown will be at the expense of FTC. FTC agrees that it shall at all times have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Fund shall be entitled to inspect FTC's premises and operating capabilities at any time during regular business hours of FTC, upon reasonable notice to FTC.

        This indemnification includes any act, omission to act, or delay by FTC in reliance upon, or in accordance with, any written or oral instruction it receives from any duly authorized officer of the Fund.

        Regardless of the above, FTC reserves the right to reprocess and correct administrative errors at its own expense.

    7. NO AGENCY RELATIONSHIP. Nothing herein contained shall be deemed to authorize or empower FTC to act as agent for any other party to this Agreement, or to conduct business in the name of, or for the account of, any other party to this Agreement.

    8. OWNERSHIP OF RECORDS. All records prepared or maintained by FTC on behalf of the Fund remain the property of the Fund and will be surrendered promptly on the written request of an authorized officer of the Fund.

    9. CONFIDENTIALITY. FTC shall handle in confidence all information relating to the Fund's business, which is received by FTC during the course of rendering any service hereunder.

    10. DATA NECESSARY TO PERFORM SERVICES. The Fund or its agent, which may be FTC, shall furnish to FTC the data necessary to perform the services described herein at times and in such form as mutually agreed upon.

    11. NOTIFICATION OF ERROR. The Fund will notify FTC of any balancing or control error caused by FTC within three (3) business days after receipt of any reports rendered by FTC to the Fund, or within three (3) business days after discovery of any error or omission not covered in the balancing or control procedure, or within three (3) business days of receiving notice from any shareholder.

    12. TERM OF AGREEMENT. This Agreement may be terminated by either party upon giving ninety (90) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. However, this Agreement may be replaced or modified by a subsequent agreement between the parties.

    13. DUTIES IN THE EVENT OF TERMINATION. In the event that in connection with termination a Successor to any of FTC's duties or responsibilities hereunder is designated by the Fund by written notice to FTC, FTC will promptly, upon such termination and at the expense of the Fund, transfer to such Successor all relevant books, records, correspondence and other data established or maintained by FTC under this Agreement in a form reasonably acceptable to the Fund (if such form differs from the form in which FTC has maintained the same, the Fund shall pay any expenses associated with transferring the same to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from FTC's personnel in the establishment of books, records and other data by such successor.

    14. CHOICE OF LAW. This Agreement shall be construed in accordance with the laws of the State of Wisconsin.

    IN WITNESS WHEREOF, the due execution hereof on the date first above written.


ATTEST:                          Firstar Trust Company



    /s/ Gail M. Zess                     By   /s/ James C. Tyler



ATTEST:                          The Jefferson Fund Group Trust



   /s/ Richard J. Schwartz               By /s/ Charles Provini


                        JEFFERSON GROWTH AND INCOME FUND
                            FUND ACCOUNTING SERVICES
                              ANNUAL FEE SCHEDULE

Domestic Equity and Balanced Funds
    -   $27,500 for the first $40 million
    -   1 basis point on the next $200 million
    -   1/2 basis point on the balance

EFFECTIVE NOVEMBER 1, 1996, THE FEES WERE REDUCED AS FOLLOWS:
    -   20% discount until the fund reaches $20 million     $22,000/year
    -   17 basis points on $20 million                      $34,000/year
    -   12 basis points on $25 million                      $30,000/year
    -   Over $30 million return to regular fee schedule

All fees are billed monthly plus out-of-pocket expenses, including pricing service:

    -   Domestic and Canadian Equities            $.15
    -   Options                                   $.15
    -   Corp/Govt/Agency Bonds                    $.50
    -   CMO's                                     $.80
    -   International Equities and Bonds          $.50
    -   Municipal Bonds                           $.80
    -   Money Market Instruments                  $.80